Exhibit 99.1

Novelion Therapeutics Subsidiary Enters Into Term Loan Agreement and Novelion Provides Business Update

•    New Aegerion loan facility, provided by existing bondholders, strengthens balance sheet and is expected to provide bridge to a potential comprehensive long-term capital restructuring

•    Company expects to achieve positive cash flow at Aegerion level by 2Q 2019 on full-year net product sales of between $145 and $160 million

•    Financial advisors retained to advise on strategic process and capital structure review

Vancouver, British Columbia, November 8, 2018 — Novelion Therapeutics Inc. (NASDAQ:NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare metabolic diseases (“Novelion”), announced that its subsidiary, Aegerion Pharmaceuticals, Inc. (“Aegerion”), after soliciting third party lenders, has entered into a new secured financing facility with certain funds managed by Athyrium Capital Management (Athyrium) and Highbridge Capital Management, LLC (Highbridge) (the “New Lenders”).

The facility consists of $50.0 million in new secured first lien term loans that were funded to Aegerion in cash and $22.5 million of new secured term loans that were used, on behalf of Aegerion, to retire an equal amount of Aegerion’s 2% convertible notes due August 2019, at par, held by certain funds managed by each of Athyrium and Highbridge. Additionally, approximately $21.2 million of the proceeds from the financing facility were used by Aegerion to repay in full the indebtedness outstanding under a secured loan facility entered into in March 2018, and $3.5 million of the proceeds from the financing facility were used to repay, in part, the existing secured loan facility made by Novelion to Aegerion. The remaining proceeds of approximately $25.3 million from the new secured financing facility, less approximately $3.5 million in fees and expenses required to be paid by Aegerion in connection with such facility, will be available to Aegerion for general corporate purposes.

Jeff Hackman, Interim Chief Executive Officer, said, “The operational improvement and cost reduction initiatives that we executed throughout 2018 have made an impact on the stability of our business, and position Aegerion to become cash flow positive by the second quarter of 2019. This financing, which was sized to provide adequate runway to bridge to cash generation at the Aegerion level, also sets us on a path to a more comprehensive capital restructuring - our primary near-term goal.  We are encouraged by an ongoing productive dialogue with Aegerion’s convertible debtholders to help us meet this goal, and are pleased that some of our largest bondholders showed further support for the Company by providing us with this new capital. As always, we will strive to continue to serve our patients and ensure that our important therapies continue to be made available to those in need.”

Hondo Sen, a Partner at Athyrium, said, “We believe that with a portfolio of important rare disease therapies there is a fundamental business opportunity to pursue.”

Jonathan Segal, Managing Director and Portfolio Manager at Highbridge, added, “We believe  that through this financing we can help bridge the Company to a comprehensive long-term capital restructuring and allow it to take advantage of that business opportunity.”

Aegerion has engaged Moelis & Company LLC and AlixPartners, both of whom advised on the capital raise, to continue the comprehensive review of Aegerion’s capital structure. Novelion and Aegerion have also engaged Evercore and Moelis & Company, respectively, to explore and advise the companies on all available financial and strategic options, such as a restructuring of Aegerion’s outstanding convertible notes (including a restructuring that would likely involve a debt for equity swap), a possible sale or merger of Novelion or Aegerion, or the sale or other disposition of certain businesses or assets, including territorial licensing deals. The New Lenders engaged Ducera Securities LLC to advise on the capital raise.

The new facility has a maturity date of February 15, 2019, however, the maturity date may be extended, at Aegerion’s option, to June 30, 2019 subject to the payment of a fee to the New Lenders under the new facility, the delivery to such lenders of a term sheet contemplating a sale of Aegerion or its assets that may be acceptable to Aegerion and its board of directors, the bring-down of certain representations and warranties of Aegerion, and the satisfaction of certain other conditions.  While the funds received from the new facility allow the Company to meet its immediate operational needs and obligations, Aegerion may not be able to successfully refinance its approximately $36.8 million secured loan from Novelion, its remaining approximately $302.5 million principal amount of 2.0% convertible senior notes due August 15, 2019, or the new facility with an aggregate principal amount of $72.5 million.  Effecting such a refinancing, or other wholesale recapitalization or other strategic alternative (and some of these alternatives could potentially lead Novelion and/or Aegerion to seek certain protections afforded under law, including U.S. or Canadian bankruptcy codes) will be critical for us to continue to execute on our commercial strategy and pursue our goals and objectives, and we may not be successful in doing so.

The new facility was unanimously approved by the members of the board of directors of Novelion, all of whom are independent, and a special committee of Aegerion’s board of directors, comprised solely of independent directors, each of which received advice from separate legal and financial advisors.

Financial Update

•                  Novelion expects total net product sales in 2018 to be between $130 and $140 million and total net product sales in 2019 to be between $145 and $160 million, with blended cash gross margins of approximately 80% when adjusted for certain non-cash items, such as amortization of intangible assets and inventory fair value step up (non-GAAP). Following the operational expense cuts announced in August 2018, including a 36% reduction in workforce which included open or on-hold positions, Novelion expects Aegerion to achieve positive cash flow by the second quarter of 2019, and positive EBITDA in 2019, in each case, excluding any restructuring charges and when adjusted for certain non-cash items, such as amortization of intangible assets and debt discount and inventory fair value step up.

•                  As of September 30, 2018, Novelion had approximately $27.4 million in cash on a consolidated basis, including $13.7 million at Novelion and $13.7 million at the Aegerion subsidiary level.  After giving effect to the consummation of the new secured financing by Aegerion as described above and the application of proceeds from such financing and the payment of related fees and expenses, Novelion and Aegerion are anticipated to have approximately $15.7 million and $37.5 million, respectively, of cash as of November 8, 2018.

Commercial Update

MYALEPT®/MYALEPTA® (metreleptin)

Jeff Hackman, Interim Chief Executive Officer, continued, “Metreleptin remains the standard-of-care in the treatment of generalized lipodystrophy (GL) as the only therapy that addresses the underlying cause of this rare and serious genetic disorder. Aegerion is focused on making this important therapy more broadly available to this underserved patient population, including in the EU. Aegerion is also working to expand into new indications and markets, with a top near-term priority of pursuing FDA approval of partial lipodystrophy (PL). With the recent EU approval of MYALEPTA in this indication, Aegerion believes that it has compelling data to support a potential U.S. label expansion, which, if approved, would significantly increase the size of MYALEPT’s addressable U.S. market.”

In addition:

•                  Aegerion plans to engage in dialogue with the U.S. Food and Drug Administration (FDA) on a potential metreleptin sBLA filing for PL in the U.S.

•                  In July 2018, the European Commission (EC) granted marketing authorization for MYALEPTA (metreleptin). MYALEPTA is the first and only licensed treatment in Europe indicated as an adjunct to diet as a replacement therapy to treat the complications of leptin deficiency in LD patients (which includes GL and PL).  Aegerion is pursuing pricing and reimbursement negotiations with healthcare authorities on a country-by-country basis.

•                  Currently there are approximately 100 patients being treated through expanded access programs and named patient sales in Europe, the substantial majority of which have GL or PL. Upon, and subject to, receipt of reimbursement approvals, Aegerion plans to convert patients to commercial therapy, where possible.

•                  Metreleptin is also currently being sold in certain Latin American countries via the named patient supply process, where allowed, and Aegerion intends to pursue additional marketing approvals for GL and PL in certain countries, including Brazil, in 2019.  The Latin American markets represent a potential growth opportunity, with a number of GL and PL patients already identified.

JUXTAPID® (lomitapide)

Mr. Hackman continued, “With cash gross margins in excess of 90% and positive cash flow, JUXTAPID continues to be an important asset for Aegerion, and Aegerion is very pleased with its improved commercial performance. Most notably, sales in the U.S. appear to have stabilized, as some adult HoFH patients who have failed to adequately respond to PCSK9 inhibitors return to JUXTAPID due to its novel mechanism of action. In addition, Aegerion expects sales growth from international markets, primarily Japan, as Aegerion continues to execute on our commercial strategy.”

In addition:

•                  Aegerion continues to expect growth in Japan, where there are approximately 46 homozygous familial hypercholesterolemia (HoFH) patients on therapy, and more than 200 HoFH patients registered in the List of Intractable Diseases.

•                  Aegerion has filed for marketing authorization in Brazil for HoFH in August 2018 and anticipates approval in the first half of 2019. In addition, we are currently preparing for commercial launch in Argentina, where JUXTAPID has been approved.  In the meantime, Aegerion continues to provide therapy to HoFH patients via the named patient supply process, where allowed.

Research and Clinical Development Update

Lomitapide

•                  Aegerion is evaluating the possibility of developing lomitapide for the potential treatment of familial chylomicronemia syndrome (FCS) given recent developments in the FCS market.  FCS is a rare genetic disease that Aegerion believes affects approximately one to two individuals per million.  In 2011, the FDA granted Orphan Drug Designation to lomitapide for the treatment of FCS, and in 2012, the FDA indicated support of a potential filing based on a single Phase 3 placebo-controlled study. Aegerion plans to re-engage with FDA on a proposed development plan for FCS.

•                  Aegerion also believes there may be an opportunity to develop lomitapide for the treatment of severe heterozygous familial hypercholesterolemia (HeFH). JUXTAPID is currently only indicated as an adjunct therapy for HoFH.

Metreleptin

•                  Metreleptin has potential clinical utility across a wide range of indications associated with hypoleptinemic metabolic disorder (HMD), including low-leptin obesity, hypoleptinemic nonalcoholic steatohepatitis (PL NASH), and infertility associated with hypothalamic amenorrhea. HMD is a spectrum of metabolic sequelae secondary to underlying leptin deficiency.  HMD patients differ from epidemic “lifestyle” diseases such as common obesity, type 2 diabetes mellitus/insulin resistance and dyslipidemia, in that low leptin is the driver of the metabolic dysfunction.

•                  Clinical data from a metreleptin study assessing weight loss in overweight and obese adults with low leptin levels was featured in a poster presentation at the American Diabetes Association’s

(ADA) 78th Scientific Sessions and showed that leptin replacement therapy sustainably decreased weight over time in patients with low baseline leptin levels.

Novelion and Aegerion’s ability to pursue these clinical development activities, and to conduct a clinical trial of metreleptin for PL, if required by the FDA as a requirement to seeking approval of PL in the U.S., will require additional funding, which, as noted above, may not be available.

Pro Forma Debt Outstanding of Aegerion

After giving effect to the closing of the new secured financing facility described above, as of November 8, 2018, Aegerion has outstanding a total of approximately $411.8 million of debt for borrowed money.  This debt consists of $50.0 million of first lien loans owing to certain funds managed by the New Lenders that accrue interest at a per annum rate of 11% and mature on February 15, 2019 subject to extension to June 30, 2019 as described above, $36.8 million of loans owing to Novelion that accrue interest at a per annum rate of 8.0% (8.5% beginning January 1, 2019) and mature on July 1, 2019, $22.5 million of loans owing to certain funds managed by the New Lenders that accrue interest at a per annum rate of 2% and mature on February 15, 2019 subject to extension to June 30, 2019 as described above, and $302.5 million of convertible notes that accrue interest at a per annum rate of 2% and mature on August 15, 2019.  Interest on all of the outstanding debt of Aegerion (other than the convertible notes) is payable in kind, and the next cash interest payment date for the convertible notes is February 15, 2019.

Investor Presentation

As part of the business update, Novelion has posted an updated investor presentation on its website at https://ir.novelion.com/events-and-presentations.

About Novelion Therapeutics

Novelion, through Aegerion, is a global biopharmaceutical company dedicated to developing and commercializing therapies that deliver new standards of care for people living with rare and underserved metabolic diseases. Our goal is to develop and bring to market transformational therapies that have the potential to significantly change the treatment paradigm for patients affected by a variety of rare and metabolic diseases, including diseases associated with low leptin, such as low-leptin associated obesity. With a global footprint and an established commercial portfolio, including MYALEPT® (metreleptin) and JUXTAPID® (lomitapide), our business is supported by differentiated treatments that treat severe and rare diseases.

Novelion is the parent company of Aegerion, our operating subsidiary.  References to “we,” “our” and the “Company” refer to the entire enterprise, whose assets and operations reside at Aegerion.

Non-GAAP (“pro forma”) Results

The non-GAAP results in this press release, including, without limitation, blended cash gross margins, are provided as a complement to results provided in accordance with GAAP because management believes, when considered together with the GAAP information, these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding the Company’s financial performance. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and evaluate its performance. The non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. The non-GAAP financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial measures prepared and presented in accordance with GAAP and should be reviewed in conjunction with the relevant GAAP financial measures.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of applicable laws and regulations and constitute “forward-looking information” within the meaning of applicable Canadian securities laws.  Any statements contained herein which do not describe historical facts, including statements regarding beliefs that the new Aegerion loan facility strengthens the balance sheet; expectations that the new Aegerion loan facility will provide a bridge to a potential comprehensive long-term capital restructuring; statements about the terms of the new financing and expectations regarding use of such funds and the opportunity it provides; beliefs about the impact of our cost reduction measures and the stability of our business; expectations regarding Novelion’s and Aegerion’s review of financial and strategic alternatives, including a restructuring of Aegerion and a potential debt for equity swap; beliefs about our operational improvement and cost-reduction initiatives, and as to the ability of Novelion or Aegerion to execute on our commercial strategy and goals; expectations for engagement with Aegerion’s convertible note holders; beliefs about product sales, blended cash gross margins, cash flow and EBITDA, including the timing for achieving positive cash flow and EBITDA (and that positive cash flow and EBITDA are achievable); commercial plans for Myalept and Juxtapid, including market expansion, U.S. and ex-U.S. regulatory filings and milestones, commercial launch preparations overseas, pricing and reimbursement negotiations and patient conversion initiatives; expectations that the Latin American markets represent a potential growth opportunity for Myalept; plans for research and development initiatives for lomitapide and metreleptin, including development plans and beliefs for FCS and severe HeFH for lomitapide, as well as plans and beliefs for HMD and the clinical utility of metreleptin across a wide range of indications associated with HMD; beliefs about data, including that Aegerion has compelling data to support a potential U.S. label expansion for Myalept, and development plans based lomitapide FCS data; beliefs about the market and market opportunities for Myalept and Juxtapid; beliefs that Juxtapid sales have stabilized; expected international sales growth for Juxtapid, including in Japan; and beliefs about the FCS market are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, Novelion’s and Aegerion’s ability to meet immediate operational needs and obligations, as well as long-term obligations; the possibility that the terms of the new loan facility and its restrictions could have a negative impact on our business and our shareholders (whose interests may not be aligned with those of Aegerion’s bond holders); whether Novelion and/or Aegerion will be able to undertake a wholesale recapitalization, which is likely to include a debt for equity swap, and Novelion and/ or Aegerion may be forced to use the protections of the bankruptcy code to effectuate such recapitalization or other alternative; Novelion’s and Aegerion’s ability to identify, pursue and consummate any financial or strategic alternatives; Novelion’s ability to maintain its listing status on Nasdaq; Novelion’s and Aegerion’s ability to continue as a going concern; the risks inherent in the development and commercialization of pharmaceutical products; as well as those risks identified in Novelion’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 16, 2018, and subsequent filings, with the SEC (including Novelion’s upcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and Novelion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018), available on the SEC’s website at www.sec.gov.  Any such risks and uncertainties could materially and adversely affect our results of operations, cash flows, and our ability to maintain our operations, any of which would have a significant and adverse impact on our stock price. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

This press release also contains “forward-looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be an appropriate subject of reliance for other purposes.

Investors and others should note that we communicate with our investors and the public using our company website www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference calls transcripts and webcast transcripts. The information that we post on this website could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACT:

Amanda Murphy, Director, Investor Relations & Corporate Communications

Novelion Therapeutics

857-242-5024

amanda.murphy@novelion.com